Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Signal Genetics, Inc.

Carlsbad, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 18, 2014, relating to the consolidated financial statements of Signal Genetics, Inc. and Subsidiaries, which is contained in that Prospectus. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

January 15, 2015